Klondex Reports First Quarter 2017 Results;
Reiterates Full year Production Guidance of 210,000-225,000 GEO's
Reno, NV - May 4, 2017 - Klondex Mines Ltd. (TSX: KDX; NYSE MKT: KLDX) ("Klondex", the "Company", "we", "our", or "us") is pleased to announce its operational and financial results for the first quarter of 2017. This press release should be read in conjunction with our 2017 first quarter report on Form 10-Q, which includes our unaudited Condensed Consolidated Financial Statements and related Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A"), which are available on our website (www.klondexmines.com), on SEDAR (www.sedar.com), and on EDGAR (www.sec.gov). All dollar amounts included in this press release are expressed in thousands of United States dollars, unless otherwise noted, and are based on our MD&A and our unaudited Condensed Consolidated Financial Statements, which were prepared in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). References to "Notes" refers to the notes contained in the first quarter of 2017 unaudited Condensed Consolidated Financial Statements. "Nevada Operations" consists of the Fire Creek and Midas mines.
In this press release we use the non-GAAP performance measures "Production cash costs per gold equivalent ounce sold" and "All-in costs per gold ounce sold", which should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. See the Non-GAAP performance measures section of this press release for detail.
First Quarter 2017 Highlights

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Health, safety, and environmental - We remained committed to our most important core values by operating in an environmentally-responsible manner while protecting the health and safety of our employees and contractors. No lost-time injuries occurred at our properties during the quarter and as of March 31, 2017, we had operated 1,629 days (~4.5 years) at Fire Creek, 905 days (~2.5 years) at Midas, 434 days (~1.2 years) at True North, and 179 days (~0.5 years) at Hollister and Aurora, without a lost-time injury.

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Consolidated performance - We mined a total of 57,633 gold equivalent ounces ("GEOs"), in line with management’s expectations, and produced a total of 34,454 GEOs. Mined ounces are calculated using tons hauled to surface multiplied by the assays from production sampling.

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Nevada performance - In Nevada, ore from Fire Creek was stockpiled due to heavy snowfall limiting our ability to transport ore to the Midas mill. At Fire Creek and Midas, the Company mined 71,883 ore tons in the first quarter at an average mined head grade of 0.72 gold equivalent ounces per ton. The Company's mining activity at Fire Creek and Midas performed as planned, which resulted in an estimated 51,670 gold equivalent ounces mined. The Company built a significant stockpile in Nevada of 30,890 tons at an average grade of 0.94 gold equivalent ounces per ton containing an estimated 29,142 gold equivalent ounces. Production cash costs per gold equivalent ounce sold in Nevada was $659 which is below our 2017 expected range of $680 to $710.

•	Nevada performance, April 2017 - The Company produced approximately 25,000 gold equivalent ounces from Fire Creek and Midas in April as the Midas mill ran near full capacity.

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Hollister project development - The Company completed a significant amount of project development activities at Hollister, including the rehab of approximately 4,000 feet of underground workings in the main zone, 4,000 feet of air and water lines, repairing underground support systems, and advancing approximately 1,025 feet and 2,600 feet of waste and ore development in the Gloria zone, respectively.

•	True North performance - We continued to ramp up True North in Canada towards full production.

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Ounces sold and financial results - We sold 33,737 gold equivalent ounces, consisting of 29,559 gold ounces and 287,000 silver ounces. Revenue was $41.71 million from average realized selling prices per gold and silver ounce of $1,237 and $18.00, respectively. Net loss was $10.2 million (or $0.06 per share - basic).

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Cash flows and liquidity - We maintained our strong financial position and liquidity. Our ending cash balance was $29.6 million after $4.0 million of operating cash outflows, $17.0 million used in investing activities, and $2.9 million provided by financing activities. Ending working capital was $22.7 million and total liquidity was $45.7 million when including the $23.0 million of Revolver availability. We expect an increase in operating cash flow in the second quarter as the ounces contained in stockpiles in Nevada are processed through the Midas mill.

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Spending - Capital, exploration, and development spending totaled $6.9 million at Fire Creek, $5.5 million at Midas, $3.5 million at True North, $5.8 million at Hollister, $0.6 million at Aurora, and $0.3 million at corporate for total capital, exploration and development spending of $22.6 million.

(1) Mined ounces are calculated using tons hauled to surface multiplied by the assays from production sampling.
(2) End of month surveys are used to account for tonnage. Grade of material is based on weighted average of representative samples taken during mining. A metallurgical balance, using mined and milled numbers, is performed to determine final stockpile balances.

Mr. Paul Huet, President and CEO commented, "From a mining perspective, the first quarter of 2017 was a record quarter at Klondex. We mined over 57,000 gold equivalent ounces in Q1 primarily from Fire Creek and Midas as True North and Hollister continued to ramp up towards full production. This represents approximately 26% of our annual production guidance.” Mr. Huet continued, “Not all of these ounces made it through the mill in the first quarter due to inclement weather in Nevada but they will be processed in the second quarter along with our normal production from Fire Creek and Midas. This is simply a timing issue. Our operations are running well and we are on track to meet our annual production and cost guidance for the year.”

2017 full year outlook
We reiterate our 2017 consolidated production guidance of 210,000 to 225,000 gold equivalent ounces during 2017 at an expected production cash cost per GEO sold of $680 to $710 per GEO sold. This represents an increase in GEOs produced of approximately 36% from the prior year as we benefit from bulk sampling extraction at Hollister in Nevada as well as higher production from True North mine in Canada as ramp-up continues. Fire Creek and Midas’ 2017 production is expected to be in line with the prior year. Production for 2017 is weighted more heavily in the second half of the year as True North and Hollister continue to ramp up towards full production.
We expect our 2017 capital expenditures to be between $57 and $62 million with an additional $3 and $5 million to be spent on exploration. The majority of capital is expected to be spent at Fire Creek as we continue underground expansion in the form of primary access development and advancement of a second portal. We also expect to spend $7 to $9 million at our newly acquired Hollister mine in Nevada as it commences a bulk sampling mining program and underground definition drilling in the Gloria zone.
Below are tables summarizing key 2017 operating guidance.

	Gold Equivalent Ounces Produced(1)		Production Cash Costs per Gold Equivalent Ounce Sold(1)		Capital Expenditures (thousands)
2017 full year outlook	Low	High	Low	High	Low	High
Midas	42,000	45,000	$925	$950	$11,000	$12,000
Midas Mill	—	—	—	—	4,000	5,000
Fire Creek	97,000	100,000	475	500	27,000	29,000
Hollister(2)	30,000	35,000	935	960	—	—
Nevada Total	169,000	180,000	670	700	42,000	46,000
True North(3)	41,000	45,000	725	750	15,000	16,000
	210,000	225,000	$680	$710	$57,000	$62,000

	Low	High
Corporate general and administrative (thousands)	$15,000	$17,000
Hollister development and project costs (thousands)	$7,000	$9,000
Regional exploration (thousands)	$3,000	$5,000
All-in costs per gold ounce sold(1)	$1,070	$1,130
(1) This is a non-GAAP measure; refer to the Non-GAAP Performance Measures section of this Press Release for additional detail.
(2) Hollister is an exploration stage mineral property and as such, production refers to the estimated quantities resulting from the process of extracting mineralized materials from the earth and treating that material in a mill.

(3) Based on an estimated CDN:US dollar exchange rate of 0.75:1.
Klondex has not reconciled forward-looking 2017 non-GAAP performance measures contained in this press release to their most directly comparable GAAP measures, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K. Such reconciliations would require unreasonable efforts at this time to estimate and quantify with a reasonable degree of certainty various necessary GAAP components, including for example those related to future production costs, realized sales prices and the timing of such sales, timing and amounts of capital expenditures, metal recoveries, and corporate general and administrative amounts and timing, or others that may arise during the year. These components and other factors could materially impact the amount of the future directly comparable GAAP measures, which may differ significantly from their non-GAAP counterparts.

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Consolidated Financial Results of Operations

	Three months ended March 31,	Three months ended March 31,
	2017	2016
Revenues	$41,710	$36,441
Cost of sales
Production costs	26,229	20,331
Depreciation and depletion	7,728	5,803
Write-down of production inventories	3,680	—
	4,073	10,307
Other operating expenses
General and administrative	4,488	3,418
Exploration	127	1,612
Development and projects costs	5,505	766
Asset retirement and accretion	381	247
Business acquisition costs	—	709
Loss on equipment disposal	116	—
Income (loss) from operations	(6,544)	3,555
Other income (expense)
(Loss) on derivatives, net	(2,144)	(5,644)
Interest (expense), net	(1,158)	(1,387)
Foreign currency (loss), net	(1,021)	(2,554)
Interest income and other, net	17	51
Income before tax	(10,850)	(5,979)
Income tax (expense) benefit	623	(684)
Net (loss)	$(10,227)	$(6,663)

Net (loss) per share
Basic	$(0.06)	$(0.05)
First quarter 2017
Revenues increased during the first quarter of 2017 as compared to the first quarter of 2016 due to the addition of production at True North and higher average realized prices offset by less ounces milled during the quarter at the Nevada locations. Consolidated ore tons milled during the first quarter 2017 and 2016, were 89,903 and 73,755, respectively with the increase driven by the addition of True North. Increases in production costs during the first quarter of 2017 as compared to the first quarter of 2016 were driven by the addition of True North and by higher depletion expense which contributed to a write down of production inventories at Midas and True North.
General and administrative costs increased during the first quarter of 2017 as compared to the first quarter of 2016 due to higher compensation and benefit costs from increased staff levels at the corporate office and higher legal and professional fees, both of which are due to our growth and costs associated with conversion to US GAAP.

Development and project costs during the first quarter of 2017 were $5.5 million at Hollister. Such costs are generally for rehabilitating drifts, and ramps which enable us to physically access the underground stopes and working faces, drilling, engineering, metallurgical, and other related costs to delineate or expand mineralization which were expensed because Hollister does not have proven and probable reserves.

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Liquidity and Capital Resources

	Three months ended March 31, 2017	Three months ended March 31, 2016
Net (loss)	$(10,227)	$(6,663)
Net non-cash adjustments	10,942	11,676
Net change in non-cash working capital	(4,728)	(3,373)
Net cash provided by (used in) operating activities	(4,013)	1,640
Net cash used in investing activities	(17,008)	(31,929)
Net cash provided by financing activities	2,880	1,391
Effect of foreign exchange on cash balances	59	655
Net decrease in cash	(18,082)	(28,243)
Cash, beginning of period	47,636	59,097
Cash, end of period	$29,554	$30,854
First quarter 2017
First quarter 2017 operating cash flows decreased as compared to the first quarter 2016, in part, due to higher General and administrative and Development and projects costs associated with Hollister. The $17.0 million used in investing activities reflects the capital expenditures on mineral properties, plant, and equipment in the first quarter of 2017. Financing cash flows include cash received from the exercise of options and warrants.
Working capital and liquidity
We maintained our strong financial position and as of March 31, 2017. We had total liquidity of $45.7 million, consisting of $22.7 million in working capital and $23.0 million of borrowing availability under our Revolver.

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First Quarter 2017 Summary Operational Results

	Three months ended March 31, 2017
Mine operations	Fire Creek	Midas	Hollister	Nevada Total	True North	Total
Ore tons mined	31,730	40,153	6,950	78,833	28,686	107,519
Average gold equivalent mined head grade (oz/ton)(1)	1.19	0.35	0.29	0.68	0.14	0.54
Gold equivalent ounces mined(1)	37,605	14,065	2,047	53,717	3,916	57,633
Gold ounces mined(1)	37,193	9,279	1,885	48,357	3,916	52,273
Silver ounces mined(1)	28,258	328,767	11,142	368,167	—	368,167
Ore tons milled	21,659	39,308	—	60,967	28,936	89,903
Average gold equivalent mill head grade (oz/ton)(1)	0.95	0.32	—	0.55	0.14	0.41
Average gold mill head grade (oz/ton)	0.94	0.22	—	0.47	0.14	0.37
Average silver mill head grade (oz/ton)(2)	0.84	7.43	—	5.09	—	3.45
Average gold recovery rate (%)	93.4%	92.0%	—%	93.0%	96.1%	93.4%
Average silver recovery rate (%)(2)	83.2%	84.2%	—%	84.2%	—%	84.2%
Gold equivalent produced (ounces)(1)	19,201	11,453	—	30,654	3,800	34,454
Gold produced (ounces)	18,981	7,873	—	26,854	3,800	30,654
Silver produced (ounces)	15,109	245,989	—	261,098	—	261,098
Gold equivalent sold (ounces)(1)	16,540	12,782	—	29,322	4,415	33,737
Gold sold (ounces)	16,378	8,781	—	25,159	4,400	29,559
Silver sold (ounces)	11,145	274,855	—	286,000	1,000	287,000
Revenues and realized prices
Gold revenue (000s)	$20,251	$10,860	$—	$31,111	$5,452	$36,563
Silver revenue (000s)	200	4,929	—	5,129	18	5,147
Total revenues (000s)	$20,451	$15,789	$—	$36,240	$5,470	$41,710
Average realized gold price ($/oz)	$1,237	$1,237	$1,237	$1,237	$1,238	$1,237
Average realized silver price ($/oz)	$18.00	$18.00	$18.00	$18.00	$18.00	$18.00
Non-GAAP Measures
Production cash costs per GEO sold(2)(3)	$410	$981	n/a	$659	$2,070	$844
All-in costs per gold ounce sold(3)	$839	$1,536	n/a	$1,082	$2,923	$1,719
(1) Gold equivalent ounces ("GEO") and grades are computed as the applicable gold ounces/grade plus the silver ounces/grade divided by a GEO ratio. GEO ratios are computed by dividing the average realized gold price per ounce by the average realized silver price per ounce received by the Company in the respective period. Preliminary GEO ratios for each respective segment are as follows: Mined ounces are calculated using tons hauled to surface multiplied by the assays from production sampling.

(2) The Company does not track this silver statistic at True North due to silver being trivial to that operation.
(3) This is a non-GAAP measure; refer to the Non-GAAP Performance Measures section of this Press Release for additional detail.
Nevada operations
At Fire Creek and Midas, the Company mined 71,883 ore tons in the first quarter at an average mined head grade of 0.72 gold equivalent ounces per ton. The Company’s mining activity at Fire Creek and Midas performed as planned which resulted in an estimated 51,670 gold equivalent ounces mined. First quarter 2017 production in Nevada was impacted by heavy snowfall that limited the ore mined from Fire Creek from being transported to the Midas mill. As such, the Company shut down the mill for just over two weeks to perform preventative maintenance originally scheduled for later in the year. The Company built a significant ore stockpile containing an estimated 29,142 gold equivalent ounces at the end of the first quarter. The Midas mill has excess processing capacity so the stockpiled ounces from Fire Creek and Midas are expected to be processed in the second quarter of the year. Ounces mined from Hollister will be processed in the third quarter.
Canadian operations
The True North mine continues to ramp up towards full production. First quarter production was primarily from lower grade areas where development was already in place. The Company experienced lower than expected underground equipment availability in the first quarter and consequently accelerated planned mill maintenance originally scheduled to occur later in the year. The Company expects 2017 production and grades to progressively increase throughout the year.

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All-in costs per gold ounce sold
All-in costs per gold ounce sold in the first quarter were impacted by substantial development and project costs at Hollister. These costs are heavily weighted to the first half of the year and should decrease as we expect the mine moves into steady-state production levels in the second half of the year. Additionally, the Company incurred a write-down of production inventories (cash portion) at True North of $2.2 million. As production levels increase, the write-down of production inventories is expected to decrease. The Company continues to expect all-in costs per gold ounce sold to be between $1,070 and $1,130 for the year.

Webcast and Conference Call
A conference call and webcast will be held on Friday, May 5, 2017 at 10:30am ET/7:30am PT. The conference call telephone numbers are listed below.
Canada & USA Toll Free Dial In: +1 800-319-4610
Toronto: +1 416-915-3239
International: +1 604-638-5340
Callers should dial in 5 to 10 minutes prior to the scheduled start time and ask to join the Klondex call. The webcast will be available on the Company's website or by clicking http://services.choruscall.ca/links/klondex20170505.html.

For More Information
John Seaberg
Senior Vice President, Investor Relations and Corporate Development
O: 775-284-5757
M: 303-668-7991
jseaberg@klondexmines.com
Send a Message to John Seaberg
About Klondex Mines Ltd. (www.klondexmines.com)
Klondex is a well-capitalized, junior-tier gold and silver mining company focused on exploration, development, and production in a safe, environmentally responsible, and cost-effective manner. The Company has 100% interests in three producing mineral properties: the Fire Creek Mine and the Midas Mine and ore milling facility, both of which are located in the state of Nevada, USA, and the True North Gold Mine (formerly known as the Rice Lake Mine) and mill in Manitoba, Canada. The Company also has 100% interests in two recently acquired projects, the Hollister mine and the Aurora mine and ore milling facility (formerly known as Esmeralda), also located in Nevada, USA.
Cautionary Note Regarding Forward-looking Information
This news release contains certain information that may constitute forward-looking information or forward-looking statements under applicable Canadian and United States securities legislation (collectively, “forward-looking information”), including but not limited to the production and exploration potential at Fire Creek, Midas, Hollister and True North, future exploration and production plans of Klondex and timing relating to the Company's expected releases of mineral resource and mineral reserve estimates. This forward-looking information entails various risks and uncertainties that are based on current expectations, and actual results may differ materially from those contained in such information. These uncertainties and risks include, but are not limited to, the strength of the global economy; the price of gold; operational, funding and liquidity risks; the degree to which mineral resource estimates are reflective of actual mineral resources; the degree to which mineral reserve estimates are reflective of actual mineral reserves; the degree to which factors which would make a mineral deposit commercially viable are present; the risks and hazards associated with underground operations; and the ability of Klondex to fund its substantial capital requirements and operations. Risks and uncertainties about the Company’s business are more fully discussed in the Company’s disclosure materials filed with the securities regulatory authorities in Canada and United States available at www.sedar.com and www.sec.gov, respectively. Readers are urged to read these materials. Klondex assumes no obligation to update any forward-looking information or to update the reasons why actual results could differ from such information unless required by law.

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Non-GAAP performance measures
We have included the non-GAAP measures "Production cash costs per gold equivalent ounce sold" and "All-in costs per gold ounce sold" in this MD&A (collectively, the "Non-GAAP Measures"). These Non-GAAP Measures are used internally to assess our operating and economic performance and to provide key performance information to management. We believe that these Non-GAAP Measures, in addition to conventional measures prepared in accordance with GAAP, provide investors with an improved ability to evaluate our performance and ability to generate cash flows required to fund and sustain our business. These Non-GAAP Measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. These Non-GAAP Measures do not have any standardized meaning prescribed under GAAP, and therefore may not be comparable to or consistent with measures used by other issuers or with amounts presented in our financial statements.
Our primary business is gold production and our current and future operations, development, exploration, and life-of-mine plans primarily focus on maximizing returns from such gold production. As a result, our Non-GAAP Measures are calculated and disclosed on a per gold or gold equivalent ounce basis.

Production cash costs per gold equivalent ounce sold
Production cash costs per gold equivalent ounce sold presents our cash costs associated with the production of gold equivalent ounces and, as such, non-cash depreciation and depletion charges are excluded. Production cash costs per gold equivalent ounce sold is calculated on a per gold equivalent ounce sold basis, and includes all direct and indirect operating costs related to the physical activities of producing gold, including mining, processing, third-party refining expenses, on-site administrative and support costs, royalties, and cash portions of net realizable value write-downs on production-related inventories (State of Nevada net proceeds and other such taxes are excluded). We believe that converting the benefits from selling silver ounces into gold ounces is helpful to analysts and investors as it best represents the way we operate, which is to maximize returns from gold production. Gold equivalent ounces are computed using the number of silver ounces required to generate the revenue derived from the sale of one gold ounce, using average realized selling prices (in thousands, except ounces sold and per ounce amounts):

	Three months ended March 31, 2017
	Fire Creek	Midas	Nevada Total	True North	Total
Average realized price per gold ounce sold	$1,237	$1,237	$1,237	$1,238	$1,237
Average realized price per silver ounce sold	$18.00	$18.00	$18.00	$18.00	$18.00
Silver ounces equivalent to revenue from one gold ounce	68.7	68.7	68.7	68.8	68.7
Silver ounces sold	11,145	274,855	286,000	1,000	287,000
GEOs from silver ounces sold	162	4,001	4,163	15	4,178
Gold ounces sold	16,378	8,781	25,159	4,400	29,559
Gold equivalent ounces	16,540	12,782	29,322	4,415	33,737
Production costs	$6,781	$12,542	$19,323	$6,906	$26,229
Add: Write-down of production inventories (cash portion)	—	—	—	2,234	2,234
	$6,781	$12,542	$19,323	$9,140	$28,463
Production cash costs per GEO sold	$410	$981	$659	$2,070	$844

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All-in costs per gold ounce sold
Our calculation of all-in costs per gold ounce sold is consistent with the June 2013 guidance released by the World Gold Council, a non-regulatory, non-profit market development organization for the gold industry. All-in costs per gold ounce sold reflect the varying costs of producing gold over the life-cycle of a mine or project, including costs required to discover and develop new sources of production; therefore, capital amounts related to expansion and growth projects are included.
All-in costs per gold ounce sold includes all: (1) direct and indirect operating cash costs related to the physical activities of producing gold, including mining, processing, third-party refining expenses, on-site administrative and support costs, royalties, and cash portions of net realizable value write-downs on production-related inventories (2) general and administrative expenses, (3) asset retirement and accretion expenses, and (4) capital expenditures, the total of which is reduced for revenues earned from silver sales. Certain cash expenditures, including State of Nevada net proceeds and other related taxes, federal tax payments, and financing costs are excluded (in thousands, except ounces sold and per ounce amounts):

	Three months ended March 31,
			2017				2016
	Fire Creek	Midas	Nevada Total(1)	True North	Hollister, Aurora, and Corporate	Total	Total(1)
Production costs	$6,781	$12,542	$19,323	$6,906	$—	$26,229	$20,331
Add: Write-down of production inventories (cash portion)	$—	$—	$—	$2,234	$—	$2,234	$170
	6,781	12,542	19,323	9,140	—	28,463	20,501
Exploration	127	—	127	—	—	127	1,612
Development and projects costs	—	—	—	—	5,505	5,505	766
Asset retirement cost assets and accretion	36	177	213	30	138	381	247
Capital expenditures	6,804	5,544	12,348	3,458	1,202	17,008	11,929
General and administrative	191	156	347	253	3,888	4,488	3,418
Less: silver revenue	(200)	(4,929)	(5,129)	(18)	—	(5,147)	(4,872)
All-in costs	$13,739	$13,490	$27,229	$12,863	$10,733	$50,825	$33,601
Gold ounces sold	16,378	8,781	25,159	4,400	—	29,559	26,964
All-in costs per gold ounce sold	$839	$1,536	$1,082	$2,923	$—	$1,719	$1,246
(1) Nevada Total includes Fire Creek and Midas. During the first quarter of 2016, production was only from Nevada.

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